EXHIBIT 4.1

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), entered into as of and effective the 31st day of May 2005, by and among Sequiam Corporation, a California corporation (the “Buyer”) and the individuals whose names appear on Exhibit A hereto (the “Shareholders” or “Sellers”), and Constellation Biometrics Corporation, a Florida corporation (the “Company” or “Constellation”);

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of the development, marketing and sale of biometric technology products (the “Business”); and

WHEREAS, the Company owns 100% of the outstanding capital stock of Biometrics.co.za, a company organized under the laws of South Africa (the “Subsidiary”); and

WHEREAS, the Shareholders are the record owners of one hundred percent (100%) of the issued and outstanding capital stock of the Company (the “Stock”) as set forth opposite their respective names on Exhibit A attached hereto and made a part hereof; and

WHEREAS, the Shareholders had originally acquired their interests in the Company and the Subsidiary with a view toward combining the Company with the Buyer once the Buyer was able to arrange for the purchase of the Company and the Subsidiary; and

WHEREAS, it is the intent of the parties that the Buyer stand in the place of the Shareholders in the acquisition, and that the Shareholders be reimbursed for their investment, without deriving any substantial profit on the transaction; and

WHEREAS, the Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to the Buyer, upon the terms and subject to the conditions set forth in this Agreement, all (and not less than all) of the Stock, and through such Stock ownership of the Business as a going concern.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as of the date hereof, as follows:

1.    RECITALS. The foregoing recitals are true and accurate and by this reference incorporated herein.

2.    ACQUISITION OF THE STOCK; CONSIDERATION.

2.1    Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, at the Closing (defined below) the Buyer shall purchase and acquire from the Shareholders, and the Shareholders shall sell and transfer to the Buyer, all (and not less than all) of the Stock, in exchange for the consideration provided in Section 2.2. In furtherance thereof, the Shareholders shall deliver the certificates representing all of their Stock (duly endorsed for transfer or accompanied by stock powers executed in blank for transfer) to Buyer at Closing.

2.2    Consideration. In exchange for the shares of Stock owned by each Shareholder, the Buyer will issue and deliver to each Shareholder the number of shares of common stock of Buyer as set forth opposite each Shareholder’s name on Exhibit B attached hereto and made a part hereof, representing a total of 1,635,514 shares of common stock of Buyer (the “Sequiam Shares”). The exchange of stock for Sequiam Shares is intended to qualify as a tax-free exchange under Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder (collectively, the “Code”).

3.    CLOSING.

3.1    Closing. Subject to the conditions stated in Section 8 and Section 9, the closing of the transactions contemplated hereby (the “Closing”) shall be held at 10:00 a.m., eastern time, on May 31, 2005, or if the conditions set forth in Section 8 or Section 9 have not been satisfied or waived on such date, on the fifth (5th) business day after all such conditions shall have been satisfied or waived (the “Outside Closing Date”), at the offices of Greenberg Traurig, P.A., 450 South Orange Avenue, Suite 650, Orlando, Florida 32801, or at such other location, or such earlier or later date or time as the parties may mutually agree. The date upon which the Closing occurs is hereinafter referred to as the “Closing Date.”

3.2    Deliveries by the Shareholder. At or prior to the Closing, the Shareholders shall deliver to the Buyer:

(a)    stock certificates representing the Stock, duly endorsed by the Shareholders or accompanied by executed stock powers;

(b)    a certificate executed by each Shareholder to the effect that the conditions set forth in Section 9 have been satisfied;

(c)    any other documents or instruments deemed reasonably necessary by Buyer or Shareholder to consummate the transactions contemplated hereby.

3.3    Deliveries by Buyer.

(a)    the Sequiam Shares issued in the name of each Shareholder as set forth on Exhibit B hereto, or alternatively the delivery of a letter to the Buyer’s transfer agent instructing the transfer agent to issue the Sequiam Shares to the Shareholders in accordance with Exhibit B;

(b)    a certificate executed by the Buyer to the effect that the conditions set forth in Section 8 have been satisfied;

(c)    a copy of resolutions adopted by Buyer’s Board of Directors authorizing the transactions contemplated herein and the issuance of the Sequiam Shares;

(d)    any other documents or instruments deemed reasonably necessary by Buyer or Shareholder to consummate the transactions contemplated hereby.

3.4    Ancillary Documents. The following documents may be sometimes referred to herein collectively as the “Ancillary Documents”: any or all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

3.5    Allocation of Closing Costs. All expenses incurred by the Buyer or the Shareholders in connection with the transactions contemplated hereby, including legal, financial advisory, accounting, and other expert fees, shall be the responsibility of and for the account of the party who ordered the particular service or incurred the particular expense.

4.    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.

In connection with the sale of the Stock to the Buyer, the Shareholders, each separately, only as such representation relates to each such Shareholder, represent and warrant to the Buyer as follows;

4.1    Title to the Stock. The Shareholder is the valid and lawful record and beneficial owner of all of the Stock set forth opposite the Shareholder’s name on Exhibit A hereto, all of which has been duly authorized and validly issued and is fully paid and non-assessable, and is free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws). On the Closing Date, the Buyer shall receive from the Shareholder good, valid and marketable title to all of such Stock free and clear of all pledges, liens, claims, charges, options, calls, encumbrances, restrictions and assessments whatsoever (except any restrictions which may be created by operation of state or federal securities laws).

4.2    Rights to Acquire Capital Stock. To the best of Shareholder’s knowledge, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or calls, demands or commitments obligating the Company or the Subsidiary to issue, transfer or purchase any shares of its capital stock, or obligating the Shareholder to transfer any shares of Stock.

4.3    Valid and Binding Agreement; No Breach.

(a)    The Shareholder has full legal right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligations of the Shareholder, enforceable against the Shareholder in accordance with their respective terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, reorganization or other laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.4    Affiliated Transactions. Other than as disclosed in this Agreement (including any exhibits annexed hereto), neither the Company nor the Subsidiary is a debtor or creditor of the Shareholder, nor are the Company or the Subsidiary subject to any agreement between either of them and the Shareholder.

4.5    Brokers. No broker or finder is involved in this transaction or is entitled to receive a fee, commission or other compensation from the Shareholder or the Company with respect to the transactions contemplated in this Agreement.

4.6    No Other Consideration. The only consideration being paid by the Shareholder for the Sequiam Shares is the Shareholder’s Stock and no other consideration in any form whatsoever, including but not limited to any real or personal property, securities or cash, has been or will be received by the Shareholder in exchange for the Shareholder’s Stock.

4.7    Investment Intent; Accredited Investor Status. Each Shareholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Shareholder is acquiring the Sequiam Shares for his own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, and it has no present intention of distributing or selling such Sequiam Shares. The Shareholder understands that the Sequiam Shares have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and hereby agrees not to make any sale, transfer or other disposition of such Sequiam Shares unless either (i) such Sequiam Shares have been registered under the Securities Act and all applicable state and other securities laws and any such registration remains in effect or (ii) Buyer shall have received an opinion of counsel in form and substance reasonably satisfactory to Buyer that registration is not required under the Securities Act or under applicable state securities laws.

4.8    Opportunity to Investigate. The Shareholder (i) has received copies of the Buyer’s Form 10-KSB for the fiscal year ended December 31, 2004 and subsequent filings of the Buyer made pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (ii) has had the opportunity to ask questions concerning Buyer and all such questions posed have been answered to his satisfaction; (ii) has been given the opportunity to obtain any additional information it deems necessary to verify the accuracy of any information obtained concerning Buyer; and (iii) has such knowledge and experience in financial and business matters that it is able to evaluate the merits and risks of the Buyer acquiring the Company and to make an informed investment decision relating thereto. The opportunity to so investigate Buyer and information obtained therefrom shall not affect the Shareholder’s representations and warranties set forth in this Agreement.

5.    REPRESENTATIONS AND WARRANTIES OF THE BUYER.

In connection with the Buyer’s purchase of the Stock from the Shareholder, the Buyer represents and warrants to the Shareholders as follows:

5.1    Existence. The Buyer is now, and on the Closing Date will be, a corporation, organized and existing and in good standing under the laws of the State of California and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.

5.2    Power and Authority. The Buyer has the power, legal capacity and authority to enter into, and perform its obligations under this Agreement and the Ancillary Documents. The Buyer has taken all action necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

5.3    Enforceability. This Agreement and the Ancillary Documents have been duly authorized by all necessary corporate action, executed and delivered by the Buyer and constitute the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

5.4    No Default or Consents.  Neither the execution or delivery of this Agreement and the Ancillary Documents by Buyer, nor the carrying out of the transactions contemplated hereby will: (a) violate the Articles of Incorporation or Bylaws of the Buyer; (b) violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any material contract or other instrument applicable to Buyer; (c) result in the creation of any material lien, charge or other encumbrance on any property of the Buyer; (d) require the Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice of filing with, any private non-governmental third party or any governmental agency, except as otherwise required under applicable federal securities laws, or (e) violate or conflict with any law, statute, ordinance, rule, regulation, judgment, order, injunction, or decree to which the Buyer is a party, or by which the Buyer is bound.

5.5    No Proceedings. No suit, action or other proceeding is pending or, to the Buyer’s knowledge, threatened by any third party seeking to restrain the Buyer or prohibit Buyer’s entry into this Agreement or the Ancillary Documents or prohibit the Closing, or seeking damages against the Buyer or Buyer’s properties as a result of the consummation of this Agreement.

5.6    No Other Consideration. The only consideration being paid by the Buyer for the Stock is the Sequiam Shares and no other consideration in any form whatsoever (including, but not limited to, any real or personal property, securities or cash) has been or will be received by the Buyer in exchange for the Sequiam Shares.

5.7    Investment. The Buyer is purchasing the Stock for its own account for investment, and not with a view to the resale or distribution thereof in violation of any applicable securities laws. The officers and directors of Buyer have such knowledge and experience in financial and business matters that they are able to evaluate the merits and risks of the Buyer aquiring the Stock and to make an informed investment decision relating thereto.

5.8    Brokers. No broker or finder is involved in connection with this transaction or is entitled to receive a fee, commission or other compensation from the Buyer with respect to the transactions contemplated in this Agreement.

5.9    Authorization. The Buyer has duly authorized the issuance of the Sequiam Shares to the Shareholders by all necessary corporate action and, when paid for in accordance with the terms of this Agreement, the Sequiam Shares will be validly issued and outstanding, fully paid and nonassessable shares of common stock of Buyer.

6.    THE SHAREHOLDERS’ OBLIGATIONS BEFORE THE CLOSING DATE.

The Shareholders, jointly and severally, hereby covenant and agree that, from the date hereof until the Closing Date:

6.1    Corporate Matters. Except as otherwise contemplated by this Agreement, neither the Company nor the Subsidiary will, without the prior written consent of the Buyer, permit the Company or the Subsidiary to:

(a)    amend its Articles of Incorporation or By-Laws or other applicable governing document;

(b)    issue any shares of the Company’s or Subsidiary’s capital stock;

(c)    issue or create any warrants, obligations, subscriptions, options, convertible securities or other commitments under which any additional shares of the Company’s or Subsidiary’s capital stock might be directly or indirectly issued;

(d)    declare, pay, set aside or make any dividend(s) or other distribution(s) of cash or other property, or redeem any outstanding shares of the Company’s or Subsidiary’s capital stock;

(e)    forgive any liability or indebtedness owed to the Company or Subsidiary by any Shareholder or any of his Affiliates;

(f)    agree to do, or take any action in furtherance of, any of the foregoing.

7.    [RESERVED].

8.    CONDITIONS PRECEDENT TO THE BUYER’S PERFORMANCE.

The obligations of the Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all the following conditions, any one or more of which may be waived in writing by the Buyer:

8.1    Accuracy of Representations and Warranties;. All representations and warranties made by the Shareholders in this Agreement, in any Schedule(s) hereto, and/or in any written statement delivered to the Buyer under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

8.2    Performance. Each Shareholder shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed, satisfied or complied with by the Shareholder on or before the Closing Date.

8.3    Certification. The Buyer shall have received a certificate, dated the Closing Date, signed by each Shareholder, certifying, in such detail as the Buyer and its counsel may reasonably request, that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

8.4    Absence of Litigation. No action, suit or proceeding by or before any court or any governmental body or authority, against the Company or pertaining to the transactions contemplated by this Agreement or their consummation, shall have been instituted on or before the Closing Date, which action, suit or proceeding would, if determined adversely, have a material adverse effect on the Company, the Subsidiary, their business or any material portion of their assets.

8.5    Consents. All necessary disclosures to and agreements and consents of (a) any parties to any material contracts and/or any licensing authorities which are material to the Company’s business, and (b) any governmental authorities or agencies to the extent required in connection with the transactions contemplated by this Agreement, shall have been obtained and true and complete copies thereof delivered to the Buyer.

8.6    No Material Adverse Change. On the Closing Date, there shall not have occurred any event or condition materially and adversely affecting the financial condition, results of operations or business prospects of the Company, except for matters resulting from adverse changes in economic conditions affecting businesses generally.

8.7    Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Buyer and its counsel.

9.    CONDITIONS PRECEDENT TO EACH SHAREHOLDERS PERFORMANCE.

The obligations of each Shareholder to consummate the transactions contemplated by this Agreement are further subject to the satisfaction, at or before the Closing Date, of all of the following conditions, any one or more of which may be waived in writing by the Shareholders:

9.1    Accuracy of Representations and Warranties. All representations and warranties made by the Buyer in this Agreement and/or in any written statement delivered by the Buyer under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of that date.

9.2    Performance. The Buyer shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer on or before the Closing Date.

9.3    Certification. The Shareholder shall have received a certificate, dated the Closing Date, signed by the Buyer, certifying, in such detail as the Shareholder and his counsel may reasonably request, that the conditions specified in Sections 9.1 and 9.2 have been fulfilled.

9.4    Proceedings and Instruments Satisfactory. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incidental thereto, shall be reasonably satisfactory in form and substance to the Shareholders and their counsel.

10.   ADDITIONAL AGREEMENTS OF THE PARTIES.

10.1    Assumption of Promissory Note by Buyer: The promissory note of the Company in favor of Lee Harrison Corbin, Attorney-in-Fact for the Trust under the Will of John Svenningsen (the “Trust”) in the principal amount of $200,000.00 and dated March 23, 2005 [sic] (the “March Note”) shall be assumed by the Buyer and consolidated with the promissory note dated May 18, 2005 by Buyer in favor of the Trust in the principal amount of $3,450,000 (the “May Note”), and shall be subject to the same terms and conditions as the May Note. In connection therewith, the Buyer and the Company shall execute any and all documents necessary or reasonably desirable for the Company and its assets to become subject to, by joinder or otherwise, the security provisions securing the May Note, including but not limited to the Master Security Agreement dated May 18, 2005, the Stock Pledge Agreement dated May 18, 2005, a Subsidiary Guaranty, and all related documents executed in connection with the $3,450,000 loan (the “Loan’).

10.2    Issuance of Warrant. The Buyer acknowledges that the common stock purchase warrant for 600,000 shares of common stock of the Buyer provided for under Section 3 of the March Note was never issued and in lieu thereof, the Buyer agrees to issue such warrant to the Trust, which warrant shall have an exercise price of $0.14 per share and shall expire on March 23, 2010.

11.   INDEMNIFICATION.

11.1    Survival. The representations, warranties, and indemnities of the parties set forth in this Agreement or in connection with the transactions contemplated hereby shall not survive the Closing.

11.2    Indemnity by the Shareholder. From and after the Closing, each Shareholder, individually and not jointly, hereby agrees to indemnify and hold harmless the Buyer and the Company and its Shareholders, directors, officers and employees (the “Buyer Indemnified Parties”), from and against any and all damages, liabilities, obligations, penalties, fines, interest, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements) (“Damages”) suffered or incurred by the Buyer Indemnified Parties arising out of, resulting from or in any way related to a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Shareholder in this Agreement, or any certificate delivered by the Shareholder at the Closing pursuant hereto.

11.3    Post-Closing Indemnity by the Buyer. From and after the Closing, the Buyer hereby agrees to indemnify and hold harmless the Shareholder and his successors in interest, estate and beneficiaries (the “Shareholder Indemnified Parties”), from and against any and all Damages suffered or incurred by the Shareholder Indemnified Parties arising out of, resulting from or in any way related to: (a) a breach of, or the failure to perform or satisfy any of, the representations, warranties, covenants and agreements made by the Buyer in this Agreement, any Ancillary Document or certificate delivered by the Buyer at the Closing pursuant hereto; and (b) any litigation brought by (i) Constellation Biometrics Ltd., a South African company (the “Seller”) and/or (ii) the shareholders of the shareholders of Seller or their respective heirs and legatees, in connection with the acquisition of the assets of the Seller by the Company.

11.4    Claims for Indemnity. For purposes of this Article 11, a party making a claim for indemnity under this Agreement is hereinafter referred to as an “Indemnified Party” and the party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Agreement shall be asserted and resolved in accordance with the following provisions. If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party. After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any governmental agency, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party. Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred, (i) take such action as the Indemnifying Party may reasonably request in connection with such action, (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

11.5    Limitations on Certain Indemnity. The indemnification obligations of the parties hereto pursuant to this Agreement shall be limited to actual damages and shall not include incidental, consequential, indirect, punitive, special, or exemplary damages, except that any incidental, consequential, indirect, punitive, specific or exemplary damages recovered by any third party against any indemnified party under this Agreement shall be included in Damages recoverable under the indemnification obligations of the parties hereto pursuant to this Agreement. In any event, the aggregate liability of the Buyer under the indemnification obligations of the Buyer pursuant to this Agreement shall not exceed $175,000.00. In addition, the aggregate liability of any Shareholder under the indemnification obligations of the Shareholders hereunder pursuant to this Agreement shall not exceed the purchase price received by such Shareholder for the Shares sold hereunder, and the Buyer Indemnified Parties agree to look solely to the Shares issued to the Shareholder hereunder for indemnification, and the Shareholders shall not otherwise be liable to any Buyer Indemnified Party for any amount.

12.    MISCELLANEOUS.

12.1    Effect of Headings. The Article and Section headings used in this Agreement and the titles of the Schedules hereto are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such Schedules. Whenever required by the context, and as used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural.

12.2    Entire Agreement; Waivers. This Agreement and the other agreements and instruments referred to herein constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to the other except as set forth in this Agreement, the Schedules hereto, and the other agreements and instruments referred to herein. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

12.3    Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

12.4    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, on the day after the delivery thereof to a recognized overnight courier service for next-day delivery with all charges prepaid or billed to the account of the sender, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed to the Shareholder at the address contained in the Company’s shareholder records, and if to the Company, c/o Mark Mroczkowski, Chief Financial Office, Sequiam Corporation, 300 Support Lane, Orlando, Florida 32809, or to such other address as either party shall have specified by notice in writing given to the other party.

12.5    Amendments and Modifications. No amendment or modification of this Agreement or any Schedule hereto shall be valid unless made in writing and signed by the party to be charged therewith.

12.6    Non-Assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by either party hereto without the prior written consent of the other party hereto. Otherwise, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

12.7    Governing Law; Jurisdiction; Venue; Waiver of Jury Trial. This Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Florida without regard to any conflicts of law rules thereof. Each party hereto irrevocably submits to the exclusive jurisdiction of the Circuit Court of the State of Florida, Orange County, in any action or proceeding arising out of or relating to this Agreement or any of the Ancillary Documents, and each party hereby irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court; provided, however, that matters which are under the exclusive jurisdiction of the Federal courts shall be brought in the Federal District Court for the Middle District of Florida. Each party hereto consents to service of process by any means authorized by the applicable law of the forum in any action brought under or arising out of this Agreement or any of the Ancillary Documents, and each party irrevocably waives, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

12.8    Remedies. Except as set forth in Article 11, the rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

12.9    Exhibits. The exhibits referred to herein are attached hereto and incorporated herein by this reference.

12.10     Survival. Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the party or parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

12.11    Attorneys’ Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

12.12    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement, as applicable, if capable of substantial performance, shall remain in full force and effect.

12.13    Further Assurances. From time to time from and after the Closing Date, the parties will execute and deliver to each other any and all further agreements, instruments, certificates and other documents as may reasonably be requested by the other party in order more fully to consummate the transactions contemplated hereby.

12.14    Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

COMPANY:	BUYER:

CONSTELLATION BIOMETRICS CORPORATION	SEQUIAM CORPORATION

By: /s/ Nicholas VandenBrekel	By: Mark L. Mroczkowski
Name: Nicholas VandenBrekel	Name: Mark L. Mroczkowski
Title: President	Title: Senior Vice President and Chief Financial Officer

SELLERS:

/s/ Walter H. Sullivan III
Walter H. Sullivan, III

/s/ Lee Harrision Corbin
Lee Harrison Corbin, Attorney-in-Fact for the Trust under the Will of John Svenningsen

/s/ Lee Harrison Corbin
Lee Harrison Corbin

/s/ Nick VandenBrekel
Nick VandenBrekel

/s/ Mark Mroczkowski
Mark Mroczkowski

EXHIBIT A

Constellation Biometrics Corporation

Capitalization of Constellation
Source of Funds and Shares

Shareholders	Percent Ownership	Shares	Capital Stock(1)	Loans(2)	Total Funds	Sequiam Common Shares(3)	Basis In Stock	Total Basis	Sequiam Share Exchange

Walter H. Sullivan III	32%	320	$4,800	$30,200	$35,000	80,000	14,400	49,400	461,682
Svenningsen Trust	25%	250	3,750	56,250	60,000	62,500	11,250	71,250	665,888
Lee Harrison Corbin	7%	70	1,050	8,950	10,000	17,500	3,150	13,150	122,897
Nick VandenBrekel	18%	180	2,700	9,800	12,500	45,000	8,100	20,600	192,523
Mark Mroczkowski	18%	180	2,700	9,800	12,500	45,000	8,100	20,600	192,523
Total	100%	1,000	$15,000	$115,000	$130,000	250,000	45,000	175,000	1,635,514

___________________
(1) Cash paid for stock.
(2) Loans made to Company.
(3) Shares of common stock of Sequiam Corporation contributed to the Company.

EXHIBIT B

Shareholders	Percent Ownership	Basis in CBC Stock	Sequiam Shares @ $0.107*

Walter H. Sullivan III	28%	49,400	461,682
Svenningsen Trust	41%	71,250	665,888
Lee Harrison Corbin	8%	13,150	122,897
Nick VandenBrekel	12%	20,600	192,523
Mark Mroczkowski	12%	20,600	192,523
Total	100%	175,000	1,635,514

* Market value $0.107 at closing.